Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 of our report dated August 2, 2022 relating to the consolidated financial statements of Foremost Lithium Resource & Technology Ltd. for the years ended March 31, 2022 and 2021. Our report contains an exploratory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Crowe MacKay LLP

Vancouver, Canada

July 7, 2023